EXHIBIT 99.1

Advanced Magnetics, Inc.

Contact:

Michael Avallone, CFO

or Lisa Gordon, VP of Business Development

Advanced Magnetics, Inc.

(617) 497-2070

For Immediate Release

ADVANCED MAGNETICS, INC. REPORTS RESULTS FOR THE THIRD FISCAL QUARTER AND

NINE-MONTHS ENDED JUNE 30, 2005

CAMBRIDGE, MA (July 19, 2005) -- Advanced Magnetics, Inc. (AMEX: AVM) today announced operating results and revenues for the third fiscal quarter and nine months ended June 30, 2005. Revenues for the quarter were $402,961 as compared to revenues of $1,473,792 for the same period in fiscal 2004. The company reported a net loss of ($3,253,132), or ($0.38) per share, for the third quarter of fiscal 2005 compared to a net loss of ($777,687), or ($0.10) per share, for the same period in fiscal 2004. The decrease in revenue in the quarter ended June 30, 2005 is primarily the result of a decrease in the recognition of deferred licensee fee revenue from a licensing and marketing agreement covering Combidex® and a decrease in product sales in the quarter. The increase in expenses in the quarter ended June 30, 2005 is primarily the result of increased research and development expenses resulting in an increased loss in the quarter as compared to the same fiscal quarter in 2004. Cash, cash equivalents, and short-term investments, consisting entirely of U.S. Treasury bonds, totaled approximately $26.8 million at June 30, 2005.

Revenues for the nine-month period ended June 30, 2005 were $2,037,716 as compared to revenues of $2,872,286 for the same period in fiscal 2004. The net loss in the nine-month period was ($9,138,079), or ($1.11) per share, as compared to a net loss of ($2,284,388), or ($0.29) per share, for the same period in fiscal 2004. The decrease in revenues for the nine months ended June 30, 2005 is primarily the result of a decrease in the recognition of deferred licensee fee revenue from a licensing and marketing agreement covering Combidex®. The increase in expenses in the nine-month period ended June 30, 2005 is a result of an increase in research and development expenses as well as an increase in general and administrative expenses during the period.

“During this quarter we closed a $17.1 million registered direct financing, which is an important event for the future of the Company,” stated Jerome Goldstein, Chairman, President and CEO of Advanced Magnetics. “We believe this financing will provide us with sufficient financial resources to complete our Phase III development program for ferumoxytol in IV iron replacement therapy.” Mr. Goldstein continued: “We have important milestones to achieve in our development efforts for ferumoxytol and our continued regulatory efforts for Combidex®. We look forward to putting these resources to work toward our future potential successes.”

About Advanced Magnetics

Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer.

Advanced Magnetics, Inc.

For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding the sufficiency of our financial resources to complete our Phase III development program for ferumoxytol in IV iron replacement therapy, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the clinical development of ferumoxytol, one of our two products currently under development, or may not be able to complete the development in a timely or cost-effective manner, due to the timing of enrollment of patients in the Phase III studies, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, deficiencies in the design or oversight by us of these trials, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) uncertainties surrounding the timing and results of FDA interactions regarding the clinical development of ferumoxytol and our ability to obtain regulatory approval for ferumoxytol from the FDA; (3) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (4) the possibility that we may not be able to timely or cost-effectively resolve the questions raised by the FDA and satisfy the conditions specified for approval of Combidex, including the provision of additional data or the conduct of additional clinical trials to demonstrate the efficacy of Combidex; (5) the possibility that we may not be able to raise additional capital on terms and on a timeframe acceptable to us, if at all; (6) our reliance on a limited number of customers and our dependence on our collaborative relationships; (7) the timing of recognition of deferred revenue which is affected by the performance of our obligations under our license agreements; (8) uncertainties relating to the cyclical nature of our product sales cycles; (9) uneven demand for our products by end users; (10) uncertainties relating to our ability to continue to operate at commercial scale in compliance with FDA regulations and other applicable manufacturing requirements when producing Combidex or ferumoxytol; and (11) uncertainties relating to patents and proprietary rights and other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

- financial table to follow -

Advanced Magnetics, Inc.

ADVANCED MAGNETICS, INC.

CONDENSED INCOME STATEMENT FOR THE THREE-MONTH

AND NINE-MONTH PERIODS ENDED JUNE 30, 2005

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Revenues	$ 402,961	$ 1,473,792	$ 2,037,716	$ 2,872,286
Costs and expenses	(3,757,062)	(2,303,920)	(11,408,524)	(5,269,044)
Interest income	100,969	52,441	232,729	112,370
Net loss	$ (3,253,132)	$ (777,687)	$ (9,138,079)	$ (2,284,388)
Loss per share, basic and diluted	$ (0.38)	$ (0.10)	$ (1.11)	$ (0.29)
Weighted average shares outstanding, basic and diluted	8,641,460	7,816,970	8,218,302	7,792,298

BALANCE SHEET DATA

	6/30/05	9/30/04
Cash, cash equivalents and short-term investments*	$ 26,816,314	$ 14,334,278
Long-term investment**	$ ---	$ 4,768,159
Working capital	$ 24,611,723	$ 12,313,754
Total assets	$ 31,418,294	$ 23,810,611
Shareholders' equity	$ 25,595,028	$ 17,546,455

*

Short-term investment at 9/30/04 consists of a U.S. Treasury Bond with a maturity date of January 31, 2005. Short-term investments at 6/30/05 consist of a U.S. Treasury Bond with a maturity date of February 15, 2006 and a U.S. Treasury Bill with a maturity date of July 28, 2005.

**	Long-term investment at 9/30/04 consists of a U.S. Treasury Bond with a maturity date of February 15, 2006.